Oppenheimer Rochester National Municipals

Supplement dated November 1, 2001 to the

Statement of Additional Information

dated November 27, 2000, revised October 1, 2001

The Statement of Additional Information is changed as follows:

1. The second sentence of the first paragraph of the section captioned "How Exchanges Affect Contingent Deferred Sales Charges." on page 59 is deleted and replaced with the following:

However, when Class A shares of any Oppenheimer fund (other than Oppenheimer Rochester National Municipals and Rochester Fund Municipals) acquired by exchange of Class A shares of any Oppenheimer fund purchased subject to a Class A contingent deferred sales charge are redeemed within eighteen (18) months measured from the beginning of the calendar month of the initial purchase of the exchanged Class A shares, the Class A contingent deferred sales charge is imposed on the redeemed shares. When Class A shares of Oppenheimer Rochester National Municipals and Rochester Fund Municipals acquired by exchange of Class A shares of any Oppenheimer fund purchased subject to a Class A contingent deferred sales charge are redeemed within twenty-four (24) months of the beginning of the calendar month of the initial purchase of the exchanged Class A shares, the Class A contingent deferred sales charge is imposed on the redeemed shares. When Class A shares of Oppenheimer Cash Reserves and Oppenheimer Money Market Fund, Inc. acquired by exchange of Class A shares of any Oppenheimer fund purchased subject to a Class A contingent deferred sales charge are redeemed within the Class A holding period of the fund from which the shares were exchanged, the Class A contingent deferred sales charge of the fund from which the shares were exchanged is imposed on the redeemed shares.

2. The second sentence of the second paragraph of the section captioned “I. Applicability of Class A Contingent Deferred Sales Charges in Certain Cases” on page C-2 of Appendix C is deleted and replaced with the following:

However, these purchases may be subject to the Class A contingent deferred sales charge if redeemed within 18 months (24 months in the case of Oppenheimer Rochester National Municipals and Rochester Fund Municipals) measured from the beginning of the calendar month of their purchase, as described in the Prospectus (unless a waiver described elsewhere in this Appendix applies to the redemption).

November 1, 2001                                                                                                                                        795PX012